Exhibit 10.2

*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

AMENDED AND RESTATED

GAS GATHERING, COMPRESSION AND PROCESSING AGREEMENT

This Amended and Restated Gas Gathering, Compression and Processing Agreement (“Agreement”) is made and entered into this 22nd day of August, 2014, by and among MarkWest Liberty Bluestone, L.L.C., a Delaware limited liability company (“MarkWest”), R.E. Gas Development, LLC, a Delaware limited liability company (“Rex”), and, solely for the purposes of Article 18 of the Agreement, REX ENERGY CORPORATION, a Delaware corporation (the “Guarantor”). Rex may be referred to herein as “Producer” and MarkWest and Rex may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Rex and MarkWest are parties to that certain Gas Gathering, Compression and Processing Agreement dated December 21, 2009, as amended by the First Amendment to the Gas Gathering, Compression and Processing Agreement dated April, 2011, by the Second Amendment to the Gas Gathering, Compression and Processing Agreement dated May 29, 2012, by the Third Amendment to the Gas Gathering, Compression and Processing Agreement dated May 2, 2014, and by the Fourth Amendment to the Gas Gathering, Compression and Processing Agreement dated August 22, 2014 (the “Original Agreement”); and

B. The Original Agreement requires the Parties to execute a separate mutually agreeable NGL exchange agreement (the “NGL Exchange Agreement”); and

C. In connection with the execution of the NGL Exchange Agreement, which the Parties will execute concurrently herewith, the Parties desire to amend and restate the Original Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree the Original Agreement is amended and restated in its entirety as follows:

ARTICLE 1: DEFINITIONS

Accounting Period. The period commencing at 9:00 a.m., Central Clock Time, on the first day of a calendar month and ending at 9:00 a.m., Central Clock Time, on the first day of the next succeeding month.

Affiliate. Any (a) Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (c) officer, director, manager, or general partner of such Person, or (d) Person who is an officer, director, manager, general partner, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the term “control,” “controls,” “controlling,” “controlled by,” or “under common control with’ means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Bluestone Plant. That certain cryogenic gas processing plant commonly referred to as “Bluestone Plant” operated by MarkWest on a site located in Jackson Township, in Butler County, Pennsylvania.

Bluestone 2 Plant. The first expansion of the Bluestone Plant by MarkWest that has been designed and constructed to have the capability to process at least [REDACTED]*.

Bluestone 3 Plant. The second expansion of the Bluestone Plant by MarkWest that, once constructed and operational, will have the capability to process at least [REDACTED]*.

Bluestone 3 Plant In-Service Date. The later of [REDACTED]* or the first day of the Accounting Period following the Accounting Period in which the Bluestone 3 Plant is constructed and made operational.

Bluestone 4 Plant. The third expansion of the Bluestone Plant by MarkWest that, once constructed and operational, will have the capability to process at least [REDACTED]*.

Bluestone 4 Plant In-Service Date. The later of [REDACTED]* or the first day of the Accounting Period following the Accounting Period in which the Bluestone 4 Plant is constructed and made operational.

Btu. A British Thermal Unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five tenths degrees Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at a pressure of fourteen and six hundred ninety-six thousandths pounds per square inch absolute (14.696 psia).

Business Day. Any day other than Saturday, Sunday, or a legal holiday in the State of Pennsylvania.

Bypass Gas. Gas delivered by Producer or by a third party to the Receipt Point(s) that is bypassed around the Processing Plant and is therefore not processed, and is the portion thereof remaining for redelivery to a Redelivery Point.

Bypass Point. As defined in Section 9.1.

Central Clock Time. The time observed in the Central Time Zone of the United States.

Dedication Area. All acreage in the area described on Exhibit A, attached hereto.

Downstream Ethane Pipeline(s). The Mariner East Pipeline, the Mariner West Pipeline and/or the Enterprise ATEX Pipeline, each as defined in the NGL Exchange Agreement.

Drip. Liquids, including water and liquid hydrocarbons, whether or not of commercial value, which are separated from Producer’s Gas in the Gathering System as a result of standard Gathering System operations, including the compression of gas and pigging of pipelines.

Dry Gas. Producer’s Gas produced from an individual well that has a Thermal Content of [REDACTED]* or less.

Entity. Any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, or foreign business organization.

Ethane Service Commencement Date. [REDACTED]*.

Existing Plants. The Sarsen Plant (based on a processing capacity of [REDACTED]* and not any subsequent expansion thereof), the Bluestone Plant (based on a processing capacity of [REDACTED]* and not any subsequent expansion thereof), and the Bluestone 2 Plant (based on a processing capacity of [REDACTED]* and not any subsequent expansion thereof).

Facilities. The Gathering System together with the Processing Plant.

Fractionated Products. The “Fractionated Products” as defined in the NGL Exchange Agreement.

Fuel. All Gathering System Fuel and Plant Fuel measured and utilized as fuel in the Facilities.

Fuel Point. A point on or at the Facilities where Fuel is consumed or used.

Gas. All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state at the relevant Receipt Point(s).

Gathering Boundary. That certain boundary identified as the “Gathering Boundary” as shown on Exhibit B, attached hereto.

Gathering System. Gas gathering and compression facilities, from the Receipt Point(s) to the inlet of the Processing Plant, as may be expanded from time to time.

Gathering System Fuel. All Gas and electric power measured and utilized as fuel or power for the Gathering System, including Gas and electric power utilized as fuel or power for compressor stations.

GPA. Gas Processor’s Association.

GPM. The number of gallons of Plant Products per 1,000 cubic feet of Gas.

Gross Heating Value. The number of Btus produced by the combustion, on a dry basis and at a constant pressure, of the amount of Gas that would occupy a volume of 1 cubic foot at a temperature of sixty degrees Fahrenheit (60°F) and at a pressure of fourteen and seventy three hundredths pounds per square inch absolute (14.73 psia), with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

Indemnifying Party and Indemnified Parties. As defined in Article 13, below.

Interest(s). Any right, title, or interest of any nature in and to oil and gas leases and mineral fee interests together with any pooling, unitization or communitization of any of the foregoing rights.

Losses. Any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty asserted by a third party (unaffiliated with Indemnified Party) incurring such, and which are asserted against the applicable Indemnified Party on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Party.

Lost and Unaccounted For Gas. Any Gas lost or otherwise not accounted for incident to or occasioned by the gathering, treating, processing, or compressing and redelivery, as applicable, of Gas, including Gas released through leaks, instrumentation, relief valves, unmeasured flares, ruptured pipelines, and blow downs of pipelines, vessels, and equipment.

Mcf. 1,000 cubic feet of Gas, measured at Standard Base Conditions.

MMBtu. 1,000,000 Btus.

MMcf. 1,000,000 cubic feet of Gas, measured at Standard Base Conditions.

NGL Exchange Agreement. That certain Natural Gas Liquids Fractionation, Exchange and Marketing Agreement (Bluestone) dated as of the date hereof, between Producer and MarkWest Liberty Midstream & Resources, L.L.C., as amended or restated from time to time, and as referred to in the Recitals of this Agreement.

NGL Receipt Point. The “Receipt Point” as defined in the NGL Exchange Agreement.

Person. Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

Plant Fuel. All Gas, Plants Products and electric power measured and utilized as fuel in the Processing Plant.

Plant Products. Propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane or ethane (to the extent sold as propane) included in any Plant Products, which are separated, extracted, recovered or condensed, and saved, from Gas processed in the Processing Plant. After the Ethane Service Commencement Date, Plant Products shall be as defined above but shall also include ethane that is recovered and sold as a purity product.

PPI. The Producer Price Index [REDACTED]* as published by the Department of Labor or, if such index is no longer published or if the composition or calculation of such index is materially changed from its composition or calculation as of the date hereof, such other index as the Parties shall mutually agree in writing.

Priority Capacity Rights. Subject to the provisions of this Agreement, the rights to use certain specified capacity of the Processing Plant, superior to the rights of other parties that do not hold Priority Capacity Rights, and which rights provide that in the event that available capacity is curtailed or reduced, or insufficient for the needs of all parties desiring to utilize the capacity, that the gas available from all parties other than the holder(s) of the Priority Capacity Rights will be curtailed or interrupted prior to any curtailments of the holder(s) of the Priority Capacity Rights. Producer’s Priority Capacity Rights are as provided in Article 6.

Processing Plant. In the aggregate, the Existing Plants, any expansions, extensions, improvements or additions thereto, the Bluestone 3 Plant, the Bluestone 4 Plant and any other Gas processing facility installed and constructed by MarkWest or its Affiliates where Producer’s Gas is delivered for processing, including in each case, to the extent installed: cryogenic, refrigeration and chilling equipment, absorption vessels, and product separation vessels, product storage vessels, associated condensing, heating, compressing, pumping, conveying, dehydration and other equipment and instrumentation; any inlet compression required to boost Gas to processing pressure; any recompression required by Processing Plant operations; any refrigeration compression required by Processing Plant operations; all structures associated with those facilities; and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities, wherever those facilities, structures, easements, rights-of-way, and other property rights are located.

Producer’s Gas. All gas that is attributable to Interests now owned or hereafter acquired by Producer or any of its Affiliates within any portion of the Dedication Area, or is attributable to third parties that is produced from a well that is operated by Producer or any of its Affiliates within the Dedication Area from which well Producer or any of its Affiliates has the right to control, market or deliver the Gas for processing.

Property Rights. As defined in Section 3.4.

Receipt Point(s). The point(s) of delivery from Producer’s wells or other sources of Producer’s Gas supply into the Facilities.

receipt point(s). All points at which Gas is delivered to the Facilities, including the Receipt Point(s) and all other points at which third party Gas is delivered to the Facilities.

Receipt Point Thermal Content. The Thermal Content of the Gas delivered by or on behalf of Producer at a Receipt Point.

Redelivery Point. Each point at which Residue Gas is redelivered by MarkWest to Dominion Transmission, Inc., or any other third party transporter, for the account of Producer.

Residue Gas. That portion of the Gas delivered to any Redelivery Point, including Bypass Gas, that remains after processing at the Processing Plant (if processed) and after Fuel deductions and Lost and Unaccounted For Gas.

Sarsen Plant. That certain cryogenic gas processing plant commonly referred to as “Sarsen” operated by MarkWest on a site located in Butler County, Pennsylvania.

Shrinkage. As defined in Section 9.1.

Standard Base Conditions. A pressure of fourteen and seventy three hundredths pounds per square inch absolute (14.73 psia) at a temperature of sixty degrees Fahrenheit (60°F).

Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of the Gas, or upon the handling, transmission, compression, processing, treating, conditioning, distribution, sale, delivery or redelivery of the Gas, including, without limitation, gross receipts taxes, and including all of the foregoing now existing or in the future imposed or promulgated.

Theoretical Gallons. As defined in Section 9.2.

Theoretical Residue Gas Thermal Content. As defined in Section 9.6.

Thermal Content. For Gas, the product of the measured volume in Mcfs multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtus; and for a liquid, the product of the measured volume in gallons multiplied by the gross heating value per gallon.

Trigger Date. [REDACTED]*.

ARTICLE 2: TERM

2.1 This Agreement shall remain in full force and effect for a “Primary Term” commencing on the date of execution and continuing until [REDACTED]*, and shall continue thereafter year to year, until terminated by either MarkWest or Producer upon at least twelve (12) months written notice to the other Party in advance of the expiration of the Primary Term or any extension thereof.

ARTICLE 3: PRODUCER COMMITMENTS

3.1 Producer hereby commits and agrees to deliver or cause to be delivered at the Receipt Point(s) all of Producer’s Gas, subject to the following:

a. Producer reserves the right to withhold from delivery any Gas (i) that Producer or its Affiliates are required to deliver to its lessor(s) under the terms of any leases included within the Dedication Area; or (ii) that Producer or its Affiliates require for oil and Gas producing operations within the Dedication Area.

b. With respect to Interests in the Dedication Area hereafter acquired by Producer or its Affiliates that are, at the time of acquisition, dedicated to an unaffiliated third party and such third party dedication is not granted in connection with the acquisition of such Interests, then Producer’s Gas attributable to such Interests shall not be dedicated hereunder during the pendency of the dedication to the third party. The commitment to the third party shall continue only for the period specified at the time the Interests are acquired by Producer or its Affiliates, and Producer and its Affiliates will take no action to extend, and will not omit to take any action the omission of which would have the effect of extending, the duration of the third party commitment. Thereafter, such Interests and Producer’s Gas attributable thereto will be dedicated hereunder.

c. With respect to Producer’s Dry Gas produced from wells in the Dedication Area, the Parties will work together in good faith to mutually agree on the fees, terms and conditions pursuant to which MarkWest would gather such Dry Gas and, if the Parties cannot mutually agree upon such fees, terms and conditions, Producer shall have the right, at its sole expense, to construct such facilities or connect to a third party’s facilities as may be necessary to gather such Dry Gas so long as such Dry Gas is not processed by Producer, any of Producer’s Affiliates, or any other third party for recovery of liquid or liquefiable hydrocarbons or other hydrocarbon products, other than to separate liquid hydrocarbons and free water from the Dry Gas using mechanical type gas-liquid field separators commonly used in the industry installed by or on behalf of Producer or its Affiliates.

3.2 The provisions of Section 3.1, above, shall be covenants running with the land, and Producer and its Affiliates shall ensure that any conveyance, assignment, sale or other transfer of all or a portion of the Interests owned by Producer or its Affiliates covered by this Agreement shall be subject thereto. Producer and its Affiliates shall require any purchaser, assignee, or other transferee of any portion of those Interests to ratify this Agreement and expressly assume and agree to the terms hereof, to the extent of the portion of those Interests acquired from Producer or its Affiliates by that party, in a manner consistent with the provisions of Article 16.

3.3 Any separation equipment installed by or on behalf of Producer or its Affiliates to separate liquid hydrocarbons and free water from Producer’s Gas prior to the delivery at the Receipt Points shall be only conventional mechanical type gas-liquid field separators commonly used in the industry. Except for the foregoing and the conditions set forth in Section 3.1 hereof, Producer and its Affiliates shall not process, or cause or permit another party to process, Producer’s Gas for recovery of liquid or liquefiable hydrocarbons or other products prior to delivery to MarkWest.

ARTICLE 4: MARKWEST’S COMMITMENTS

4.1 Subject to the terms of this Agreement, MarkWest shall receive all of Producer’s Gas delivered at the Receipt Point(s), gather that Gas to the Processing Plant, compress the Gas for processing, process the Gas for recovery of Plant Products (not including liquefied methane) and redeliver Producer’s Residue Gas at a pressure sufficient to enter the Redelivery Point(s).

4.2 MarkWest shall use diligent efforts to construct and install the Bluestone 3 Plant prior to [REDACTED]* and the Bluestone 4 Plant prior to [REDACTED]*. Except as expressly set forth herein, MarkWest or its Affiliates shall own all the appurtenances, additions, extensions, improvements, or expansions of or to the Facilities that are constructed by them, which additions shall become a part of the Facilities and shall be subject to this Agreement.

4.3 At such time that Producer desires to connect a well or wells located within the Dedication Area (each such well, a “New Well”) to the Facilities, Producer will furnish MarkWest with information regarding the location of such New Well, the anticipated in-service date for such New Well and all available test results for such New Well. Except as expressly set forth herein, MarkWest shall install, own and operate extensions of the Gathering System as necessary to connect New Wells in accordance with the following provisions:

a. If the New Well is within the Gathering Boundary, then MarkWest will use commercially reasonable efforts to connect such New Well as soon as reasonably practicable.

b. If the New Well is outside of the Gathering Boundary, then Producer may, at its option, (x) request that MarkWest install and operate the necessary connection, pipelines and related facilities to connect such well to the Facilities; or (y) install, own and operate, or engage a third party to install, own and operate, the necessary facilities to connect the well to the Facilities, and in either case to deliver the Gas from such well to MarkWest hereunder. If Producer requests that MarkWest install and operate the connection to the Facilities, and MarkWest determines that the connection of such well will be economic under the terms of this Agreement, then MarkWest will use commercially reasonable efforts to connect such well as soon as reasonably practicable. If MarkWest determines that the connection of that well will not be economic under the terms of this Agreement, MarkWest may either propose terms on which such connection would be economic or decline to provide such terms. If (i) Producer elects to proceed with the well connection independently under Section 4.3.b.(y), or (ii) MarkWest declines to offer terms for the well connection pursuant to the preceding sentence or the Parties are unable to agree on the terms provided to Producer for the well connection pursuant to the preceding sentence and Producer elects to proceed with the well connection independently, then Producer shall not be charged and shall have no obligation to pay any gathering or other transportation fees for Gas being transported through such facilities installed, owned and operated by Producer or a third party but shall pay MarkWest a gathering and/or processing fee in accordance with the following provisions and the terms of this Agreement:

i. If Producer elects to connect the well to the Gathering System, [REDACTED]*. For Producer’s Gas processed at the Processing Plant from any well connected to the Gathering System pursuant to the terms of this Section 4.3.b.i., Producer shall pay MarkWest a processing fee of [REDACTED]* for the processing of Producer’s Gas from such well; and

ii. If Producer elects to connect the well directly to the Processing Plant, then Producer shall pay MarkWest a processing fee of [REDACTED]* for the processing of Producer’s Gas from such well but Producer shall have no obligation to pay any gathering or other transportation fees for such Gas being transported.

iii. Notwithstanding anything in this Section 4.3 to the contrary, unless the Parties agree otherwise in writing, to the extent that Producer elects to gather production from its recently acquired acreage in Butler County, Pennsylvania (the “Shell Acreage”), then: [REDACTED]*.

The point of interconnection between the facilities installed, owned and operated by Producer and the Facilities shall be the Receipt Point for Producer’s Gas from any well connected pursuant to this Section 4.3.b. Producer acknowledges and agrees that the nature of any gathering facilities installed, owned and operated by Producer or its designee pursuant to the terms of this Section 4.3.b. (e.g. the diameter of gathering pipeline) and the manner in which Producer or its designee operates such facilities will affect, and may adversely impact, MarkWest’s ability to receive Producer’s Gas.

4.4 MarkWest shall ensure that Producer’s Gas with Priority Capacity Rights that is delivered to the Processing Plant is given priority to the available capacity of the Processing Plant in accordance with such Priority Capacity Rights.

4.5 It is understood and agreed that either Party hereto may, without liability to the other Party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance or repairs thereto or to comply with applicable regulatory requirements. MarkWest will exercise due diligence to schedule routine repair and maintenance so as to minimize disruption of service hereunder, and except in situations reasonably perceived by MarkWest to be emergencies, shall use commercially reasonable efforts to provide at least fourteen (14) days prior notice to Producer of such scheduled routine repair and maintenance. It is further understood and agreed that Producer shall, at all times, have the right to regulate the rate of production from any well as Producer determines, in its sole discretion, necessary to optimize reservoir characteristics, maximize long-term production, or otherwise improve the economic performance of such well.

ARTICLE 5: RECEIPT POINT AND CONDITIONS

5.1 Producer shall deliver or shall cause to be delivered Gas to MarkWest at the Receipt Point(s).

5.2 Under normal operating conditions, Producer shall deliver or shall cause to be delivered Gas hereunder to the Receipt Point(s) at a pressure not greater than 600 psig and not less than 100 psig, or such lower pressure as exists in the Gathering System at the Receipt Point(s). Notwithstanding anything to the contrary herein, Producer shall have no obligation to compress Gas prior to delivery of such Gas at the Receipt Point(s).

ARTICLE 6: GAS PROCESSING

6.1 Following the execution of this Agreement, and subject to the other provisions of this Agreement, MarkWest shall design, engineer, procure, construct, install and operate the Processing Plant.

6.2 Producer will have Priority Capacity Rights at the Processing Plant as follows:

a. Commencing on the Trigger Date and until [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Processing Plant;

b. Beginning [REDACTED]* and until [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Processing Plant;

c. Beginning [REDACTED]* and until [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Processing Plant. In addition, to the extent that MarkWest determines in good faith that it can, safely and without unreasonable cost or risk to MarkWest, operate Bluestone 2 in a manner that allows for processing a volume of Gas in excess of [REDACTED]*, then Producer shall be granted the right to utilize such excess capacity on a priority basis;

d. Beginning on the [REDACTED]* and until [REDACTED]* of processing capacity at the Processing Plant;

e. Beginning on the [REDACTED]* and continuing for [REDACTED]*, an aggregate of [REDACTED]* of processing capacity at the Processing Plant; and

f. Beginning on the [REDACTED]* and for the remainder of the term of the Agreement, an aggregate of [REDACTED]* of processing capacity at the Processing Plant.

If Producer determines that it requires capacity in excess of its Priority Capacity Rights, and in addition to any additional capacity that results from the Additional Processing Facilities (as defined below) previously installed by MarkWest in accordance with this Section 6.2 (collectively referred to as “Increased Capacity”), Producer will provide timely written notice to MarkWest of its Increased Capacity requirements and will attempt to provide MarkWest with such notice at least eighteen (18) months in advance. Producer shall reasonably demonstrate to MarkWest Producer’s drilling plans to support the amount of Increased Capacity, and MarkWest will propose a schedule for providing such Increased Capacity. Subject to the remaining provisions of this Section 6.2, if the terms, fees and schedule relating to such Increased Capacity are mutually agreed upon by the Parties in writing, MarkWest will, at its sole cost and expense, design, construct and install expanded or new processing facilities (“Additional Processing Facilities”) to meet Producer’s Increased Capacity requirements and will complete the Additional Processing Facilities as soon as reasonably practicable. Following the completion of the Additional Processing Facilities, Producer will have Priority Capacity Rights to the Increased Capacity in such Additional Processing Facilities so requested by Producer pursuant to this Section 6.2, subject to the remaining terms of this Agreement. [REDACTED]*

6.3 RESERVED.

6.4 MarkWest may grant third parties Priority Capacity Rights to the processing capacity in the Processing Plant so long as the aggregate amount of Priority Capacity Rights granted to Producer and all third parties does not exceed the total processing capacity of the Processing Plant. The Parties acknowledge and agree that during any period when (x) all or any portion of the Facilities is shut down because of mechanical failure, maintenance or repairs, non-routine operating conditions, or Force Majeure; or (y) Producer’s Gas available for receipt together with Gas of third parties, exceeds the then current capacity of the Facilities; or (z) MarkWest determines reasonably and in good faith that the operation of all or any portion of the Facilities will cause injury or harm to persons or property or to the integrity of the Facilities, Producer’s Gas may be curtailed or, if applicable, bypassed around the affected Facilities. In such event, Producer and any other third party whose Gas is delivered to the Processing Plant would be cut back on a pro rata basis based upon Priority Capacity Rights.

6.5 Should Producer desire any new Redelivery Point(s) other than Dominion Transmission, Inc., the Parties will work together in good faith to mutually agree upon the manner in which any costs to be incurred in connection with the construction and connection of such new Redelivery Point(s) will be allocated among the Parties. If the Parties cannot mutually agree upon an allocation of such costs, Producer shall have the right, at its sole expense, to construct such facilities as may be necessary to connect to such new Redelivery Point(s).

6.6 The Parties will work together in good faith to keep the other Party informed in respect of issues of mutual concern including, but not limited to, Producer’s drilling plans and programs and MarkWest’s ongoing operations, construction efforts and plans, and plans for future expansion, in each case in the Dedication Area.

ARTICLE 7: GAS QUALITY

7.1 As measured at each Receipt Point, Gas delivered by Producer shall be of a quality that, after processing in the Processing Plant as it then currently exists (and, after the Ethane Service Commencement Date, taking into account any nominations for the recovery of ethane made or deemed to have been made pursuant to the NGL Exchange Agreement), meets the quality specifications of pipelines receiving Gas at the Redelivery Point(s), as in effect from time to time, other than for water vapor content and hydrocarbon dew point; provided that the water content of Gas delivered by Producer to the Receipt Point(s) shall not include free water. The receiving pipeline’s existing specifications are set forth on Exhibit C, attached hereto.

7.2 The Parties acknowledge that if the quality standards of the pipelines receiving Gas at the Redelivery Point(s) change, the Parties will consider whether such change is material to this Agreement and, if material, will cooperate with each other to address such change in a manner that preserves the business and economic objectives of this Agreement.

7.3 If Gas tendered by Producer should fail to meet any one or more of the above specifications from time to time, then:

a. MarkWest may take receipt of the non-conforming Gas, and that receipt shall not be construed as a waiver or change of standards for future Gas volumes; or

b. MarkWest may, at its sole discretion, cease receiving the non-conforming Gas from Producer, and shall notify Producer that it will cease receiving the non-conforming Gas. Upon such notice to Producer, the non-conforming Gas shall not be deemed Gas delivered to MarkWest by Producer for the purpose of calculating the Demand Fee in Section 10.1.b of this Agreement. If MarkWest refuses to accept such non-conforming Gas from Producer, the Parties shall negotiate in good faith with respect to the services and facilities necessary to remedy the non-conforming gas and the fees for MarkWest to provide such services and facilities. If the Parties are unable to agree on such facilities, services and fees within thirty (30) days and if MarkWest refuses to accept non-conforming Gas from Producer, then all (but only that) Gas that MarkWest refuses to accept for processing shall be released from this Agreement, and the Parties shall have no further obligations to each other with respect to such non-conforming Gas.

c. If the Gas as delivered contains contaminants not in conformance with the specifications as described in Section 7.1, then Producer shall be responsible for, and shall reimburse MarkWest for, all actual expenses, damages and costs resulting from MarkWest’s receipt of such non-conforming Gas prior to the time MarkWest becomes aware of such non-conforming Gas. MarkWest shall be responsible for all actual expenses, damages and costs resulting from all non-conforming Gas accepted by MarkWest after MarkWest becomes aware of such non-conforming Gas. In addition, the Parties acknowledge and agree that, notwithstanding anything herein to the contrary, (i) “contaminants” as used in this Article 7 shall include, without limitation, toxic substances and polychlorinated biphenyls (collectively, “PCBs”) and (ii) the expenses, damages, and costs set forth in Section 7.3.c. for which Producer shall be liable in connection with delivering Gas or Raw Make contaminated with PCBs shall include the costs of PCB treating facilities and the costs associated with treating third party Gas contaminated as a result of Producer’s breach of this Article 7.

7.4 As long as Gas delivered by Producer at each Receipt Point meets the foregoing specifications, or if it does not meet the foregoing specifications but MarkWest nevertheless continues to receive such Gas after becoming aware of the non-conforming Gas, the Residue Gas redelivered by MarkWest at the Redelivery Point(s) shall meet the quality specifications of the pipelines receiving Gas at the Redelivery Point(s).

ARTICLE 8: MEASUREMENT EQUIPMENT AND PROCEDURES

8.1 All Gas measurements required hereunder shall be made with equipment of standard make to be furnished, installed, operated, and maintained by MarkWest in accordance with the recommendations contained in ANSI/API 2530 as then published. Producer, or others having Producer’s consent, may, at its option and expense, install and operate check measuring equipment upstream of the measuring equipment to check the measuring equipment, provided the installation of the check measuring equipment in no way interferes with the operation of the measuring equipment.

8.2 All Gas volume measurements shall be based on an assumed atmospheric pressure of 14.4 psia, regardless of actual atmospheric pressure at which the Gas is measured. The factors used in computing Gas volumes from orifice meter measurements shall be the latest factors published by the AGA. These factors shall include:

a. Basic orifice factor.

b. Pressure base factor based on a pressure base of 14.73 psia.

c. Temperature base factor based on a temperature base of sixty degrees Fahrenheit (60°F).

d. Flowing temperature factor, based on the flowing temperature as measured by an industry accepted recording device, if, at MarkWest’s option, a recording device has been installed, otherwise the temperature shall be assumed to be sixty degrees Fahrenheit (60°F).

e. Super compressibility factor, obtained from the latest AGA Manual for the Determination of Super Compressibility Factors for Natural Gas (AGA 8).

f. Specific gravity factor, based on the specific gravity of the Gas as determined under the provisions set forth below.

8.3 MarkWest shall test the accuracy of its measuring equipment at least once every calendar quarter. Additional test(s) shall be promptly performed upon notification by either Party to the other. If any additional test requested by Producer indicates that no inaccuracy of more than two percent (2%) exists, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then Producer shall reimburse MarkWest for all its direct costs in connection with that additional test within fifteen (15) days following receipt of a detailed invoice and supporting documentation setting forth those costs.

8.4 If, upon test, any measuring equipment is found to be in error by an amount not exceeding two percent (2%), at a recording rate corresponding to the average rate of flow for the period since the last preceding test, previous recordings of that equipment shall be considered correct in computing deliveries hereunder. If the measuring equipment shall be found to be in error by an amount exceeding two percent (2%), at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then any preceding recordings of that equipment since the last preceding test shall be corrected to zero error for any period which is known definitely or agreed upon. If the period is not known definitely or agreed upon, the correction shall be for a period extending back one-half of the time elapsed since the last test. In the event a correction is required for previous deliveries, the volumes delivered shall be calculated by the first of the following methods which is feasible: (i) by using the registration of any check meter or meters if installed and accurately registering; or (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or (iii) by estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.

8.5 The composition and Gross Heating Value of any Gas stream required to be measured shall be determined by MarkWest at least once each calendar quarter, or more often if deemed necessary by MarkWest, by spot samples, or by using a proportionate to flow sampler located at the point where the measurement equipment is located, by chromatographic analysis, or by some other method mutually acceptable to the Parties. Should Producer request more frequent determinations, the cost of those determinations will be paid by Producer.

8.6 Each Party, at its sole risk and liability, shall have access at all reasonable hours to all facilities which are related to Gas measurement and sampling. Each Party, at its sole risk and liability, shall have the right to be present for any installing, reading, cleaning, changing, repairing, testing, calibrating and/or adjusting of either Party’s measuring equipment. The Parties shall cooperate in obtaining and providing telemetry and similar equipment and systems to provide measurement information to the Parties.

ARTICLE 9: ALLOCATIONS

9.1. Allocations required for determining payments or fees due under this Agreement shall be made by MarkWest in accordance with accepted industry standards and the following provisions and shall be based upon the measurements taken and quantities determined for the applicable Accounting Period. In addition to other terms defined in this Agreement, the following definitions shall be applicable:

Bypass Point means a point at the Processing Plant where Gas is redirected to bypass the Processing Plant.

Shrinkage means the total Thermal Content of all Plant Products and Gas used as Fuel, as calculated using GPA 2145 standards.

Allocations shall be made to each Receipt Point in the manner set forth in this Article 9. For the purposes of this Article 9, it is recognized that Producer may have more than one Receipt Point and allocations will be made separately to each such Receipt Point.

9.2 For purposes of determining Plant Products attributable to Producer’s Gas, MarkWest shall multiply the volume in Mcf of Producer’s Gas at each Receipt Point by the GPM of each Plant Product contained in the Gas stream at that Receipt Point. The GPM shall be determined by MarkWest using generally accepted industry standards utilizing chromatograph analysis taken on Gas samples from the Receipt Points. The resulting value will be the “Theoretical Gallons” of that Plant Product in the Gas received at a receipt point. The “Total Theoretical Gallons” of that Plant Product is the summation of all receipt points Theoretical Gallons of that Plant Product.

9.3 Subject, in the case of ethane, to the provisions of the NGL Exchange Agreement, each Plant Product shall be allocated to each Receipt Point by multiplying the total volume, expressed in gallons, of each Plant Product saved and sold by a fraction, the numerator of which shall be the Theoretical Gallons of that Plant Product contained in the Gas at such Receipt Point, excluding Bypass Gas, and the denominator of which shall be the Total Theoretical Gallons of that Plant Product, excluding Bypass Gas. The Thermal Content of each Plant Product that is allocated to the Receipt Point shall be determined in accordance with the GPA standards.

9.4 Gas that is used as Fuel shall be allocated to each receipt point by multiplying the total Thermal Content of the Fuel by a fraction, the numerator of which is the Receipt Point Thermal Content attributable to such receipt point, excluding Bypass Gas, and the denominator of which is the Thermal Content of the gas attributable to all receipt points, excluding Bypass Gas.

9.5 In the event that any Gas is bypassed in accordance with Section 6.4, Bypass Gas Thermal Content for such Gas shall be allocated to each Receipt Point upstream of the applicable Bypass Point by multiplying the total Bypass Gas Thermal Content at the Bypass Point by a fraction, the numerator of which is the Thermal Content attributable to such Receipt Point and the denominator of which is the Thermal Content of Bypass Gas attributable to all receipt points upstream of the Bypass Point.

9.6 “Theoretical Residue Gas Thermal Content” means the thermal content of Gas at each receipt point less the thermal content of the Bypass Gas and Shrinkage allocated to the receipt point. Residue Gas Thermal Content available for redelivery at the Redelivery Point(s) shall be allocated to each receipt point by multiplying that Residue Gas Thermal Content by a fraction, the numerator of which is the Theoretical Residue Gas Thermal Content attributable to such receipt point and the denominator of which is the Theoretical Residue Gas Thermal Content attributable to all Gas delivered at all receipt points.

9.7 Lost and Unaccounted For Gas shall be allocated to each measurement point pro rata based upon the Thermal Content of all Gas received at all measurement points during the applicable Accounting Period. Total Lost and Unaccounted For Gas shall be determined by subtracting from the sum of the total Thermal Content of Gas received at all measurement points during such Accounting Period the sum of (i) the Thermal Content of Gas actually delivered to the Redelivery Point(s) during such Accounting Period and (ii) the Thermal Content of Gas consumed as Fuel measured at all Fuel Points during such Accounting Period, and (iii) the Thermal Content of all Drip recovered during such Accounting Period. Lost and Unaccounted For Gas for each Accounting Period shall be allocated to each measurement point based upon a fraction, the numerator of which is the total Thermal Content of Gas measured at such measurement point during such Accounting Period, and the denominator of which is the total Thermal Content of Gas measured at all measurement points during such Accounting Period. As used in this Section 9.7, “measurement point” shall mean each point at or on the Facilities at which measurement is performed, including the measurement points for Producer’s Gas and all other points at which measurement is performed for the Gas of third parties that is delivered into the Facilities.

9.8 Drip will be handled, recovered and disposed of by MarkWest, at its expense, and MarkWest will be entitled to retain all drip and the proceeds thereof without accounting to Producer for such.

9.9 It is anticipated that compression and compression cooling, not including the propane condenser, in the Facilities shall initially be engine-driven, fueled by Gas. Prior to the Ethane Service Commencement Date, upon the mutual agreement of the Parties, which agreement will not be unreasonably withheld or delayed, MarkWest may replace some engines with electrical motors. Following the Ethane Service Commencement Date, MarkWest may, without consent from but with prior notice to Producer, utilize electricity and electrical motors at its election. Costs for electric power consumed by the electric motors, together with all other electric power consumed by the Facilities, will be allocated to all Gas delivered to the Facilities, and the portion allocated to Producer shall be deducted from Producer’s compensation under this Agreement. The allocation shall be made to each Receipt Point upstream of the applicable Fuel Point by multiplying the total electric power cost for the Accounting Period by a fraction, the numerator of which is the Receipt Point volume (in Mcf) attributable to such Receipt Point and the denominator of which is the receipt point volume (in Mcf) attributable to all receipt points delivering Gas to the Facilities during the Accounting Period.

ARTICLE 10: FEES AND CONSIDERATION

10.1 The amounts described in this Section 10.1 shall be paid to MarkWest by Producer, or by MarkWest to Producer, as applicable. Any amounts payable to Producer by MarkWest pursuant this Agreement that are based upon Producer’s Gas shall be based on the measurement and allocation procedures set forth in this Agreement. Notwithstanding any provision in this Agreement to the contrary, the Parties agree that there will be no duplication of any fees, costs, expenses or other charges set forth in this Agreement.

a. Subject to the remaining provisions of this Section 10.1 and the provisions of Section 10.3 below, Producer shall pay MarkWest [REDACTED]* the following (the “Gathering and Processing Fee”):

    [REDACTED]*, as measured at the Receipt Point(s).

b. [REDACTED]*

c. [REDACTED]*

d. The Parties acknowledge that, as of the date hereof, Producer is taking Residue Gas in kind pursuant to Section 10.2 and Producer shall continue to take all of Producer’s Residue Gas in kind unless and until the Parties mutually agree for MarkWest to market Producer’s Residue Gas and, until such time, MarkWest shall have no obligation to market Producer’s Residue Gas. The Parties will work together in good faith to develop, and will agree upon in writing, the process and procedures that the Parties will follow in connection with the nomination and scheduling of Producer’s Residue Gas, including, without limitation, the deadlines for submitting nominations and changes thereto and procedures for minimizing imbalances (such procedures, the “Residue Gas Nomination Procedures”). The Parties recognize that MarkWest shall be designated by the downstream pipeline carriers at the Redelivery Point(s) as the point operator and shall be considered by such pipeline carriers to be responsible for the operation of MarkWest’s pipeline interconnections to the pipeline carriers at the Redelivery Point(s). Upon MarkWest entering into operational balancing agreements (“OBAs”) with such pipeline carriers, MarkWest shall be responsible for the administration of all such OBAs and for all terms and conditions of any such OBA. The Parties recognize that certain Residue Gas imbalances may occur, and each calendar month, the Parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline at the Redelivery Point(s), to review appropriate data to identify any imbalance, and to eliminate or remedy any imbalance as soon as either Party becomes aware of an imbalance. The Parties further agree to manage daily receipts and deliveries so that the imbalances shall be kept as near to zero as practicable. MarkWest will use efforts in accordance with industry standards to manage any imbalances with interconnecting pipeline(s) at the Redelivery Point(s) physically, but to the extent that any such imbalances are balanced by payments between MarkWest and any such interconnecting pipeline(s) at the Redelivery Point(s), the actual amount of such payment (whether paid by or to MarkWest) will be passed through to Producer to the extent such imbalances are attributable or related to Producer or Producer’s Gas. Each Party will indemnify and hold harmless the other Party and its Indemnified Parties from any and all costs, expenses, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances caused by such Party’s failure to comply with the Residue Gas Nomination Procedures; provided, however, MarkWest shall not be responsible for eliminating any imbalances between Producer and any third party, and MarkWest shall not be required to deviate from MarkWest’s standard operating and accounting procedures to reduce or eliminate any such imbalances.

10.2 Producer shall have the right to take all or a portion of Residue Gas in kind, subject to the requirements set forth in this Section 10.2. Producer must provide MarkWest with at least six (6) months prior written notice of its election to take Residue Gas in kind, provided that if MarkWest has, before it receives Producer’s notice, entered into any contractual arrangements for the sale of any of the Residue Gas for a term that ends after the end of the six (6) month notice period (“Prior Sales Arrangement”), then Producer’s right to take such Residue Gas in kind shall not begin until the end of such Prior Sales Arrangement with respect to the applicable Residue Gas. Such notice shall identify the effective date of such election, provided that the effective date shall be the first day of a calendar month. Once the election is made and becomes effective, such election shall remain in effect, and Producer shall be required to continue to take such portion of the Residue Gas in kind, continuously for at least twelve (12) months.

[REDACTED]*

ARTICLE 11: PAYMENTS

11.1 MarkWest shall provide Producer with a statement explaining fully how all consideration due (including deductions) under the terms of this Agreement was determined not later than the last day of the Accounting Period following the Accounting Period for which the consideration is due.

11.2 MarkWest shall deduct fees owed by Producer under this Agreement from amounts otherwise due Producer for Residue Gas, if any, and the net amount remaining will be paid no later than the last day of the Accounting Period following the Accounting Period during which the Gas was delivered hereunder. During any Accounting Period, if no amounts are otherwise due Producer hereunder, then Producer shall pay MarkWest within thirty (30) days of receipt of the statement setting forth such amount.

11.3 Either Party, on thirty (30) days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to the twenty four (24) month period immediately prior to the month in which notice is given (“Audit Period”). However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each twelve (12) months. Except in the case of material misrepresentation or fraud, all statements, allocations, measurements, computations, charges, or payments made in any period prior to the Audit Period shall be conclusively deemed true and correct and shall be final for all purposes. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations. The Parties acknowledge and agree that, in connection with any audit hereunder, MarkWest shall not be required to disclose to Producer the names of other MarkWest customers but shall disclose to Producer the settlement terms for those customers to enable Producer to determine whether MarkWest has complied with its agreement under Section 10.3.

ARTICLE 12: FORCE MAJEURE

12.1 In the event a Party is rendered unable, wholly or in part, by Force Majeure (as hereinafter defined), to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with reasonable diligence. The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure and with a reasonable plan for attempting to overcome or mitigate the effect of any such Force Majeure (to the extent such Force Majeure can be overcome or mitigated) within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the Party having the difficulty, and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty. As used herein, “Force Majeure” shall mean any cause or condition not within the control of the Party claiming suspension (to the extent such cause or condition was not caused by such Party’s gross negligence or willful misconduct) and which, by the exercise of commercially reasonable diligence, such Party is unable to prevent or overcome, and, without limiting the generality of the foregoing, includes major equipment failures; inabilities or delays, despite commercially reasonable efforts, in obtaining requisite permits, consents and authorizations; and delays occasioned by governmental actions. Notwithstanding anything to the contrary herein, in the event any Party claims suspension of its obligations under this Agreement due to an event of Force Majeure for more than 180 days during any 365-day period, then the Party not claiming such event of Force Majeure shall be entitled to terminate this Agreement upon ten (10) days written notice to the Party claiming such event of Force Majeure.

ARTICLE 13: LIABILITY AND INDEMNIFICATION

13.1 As among the Parties hereto, Producer and any of its designees shall be in custody, control and possession of the Gas hereunder, including, without limitation, any portion thereof which accumulates as liquids, until that Gas is delivered to the Receipt Point(s) and after any portion of the Gas is redelivered to Producer or for Producer’s account at a Redelivery Point.

13.2 As among the Parties hereto, MarkWest and any of its designees shall be in custody, control and possession of (i) the Gas hereunder, including, without limitation, any portion thereof which accumulates as liquids, from the delivery of that Gas at the Receipt Point(s) until the Gas is redelivered to Producer at a Redelivery Point and (ii) the Plant Products and the Fractionated Products to the extent set forth in the NGL Exchange Agreement.

13.3 Each Party (“Indemnifying Party”) hereby covenants and agrees with the other Party, and its Affiliates, and each of their directors, officers and employees (“Indemnified Parties”), that except to the extent caused by an Indemnified Party’s gross negligence or willful conduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses (i) arise from claims brought by any of the Indemnifying Party’s employees, its contractors or subcontractors, or their employees for Losses due to bodily injury, death, or damage to property or (ii) are not covered by clause (i) and arise from or are related to: (a) the Indemnifying Party’s facilities and the ownership or operation thereof; or (b) the Indemnifying Party’s possession and control of the Gas and Plant Products.

ARTICLE 14: TITLE

14.1 Producer represents and warrants that it owns, or has the right to commit, all Gas committed under this Agreement and to deliver that Gas to the Receipt Point(s) for the purposes of this Agreement, free and clear of all liens, encumbrances and adverse claims. If the title to Gas delivered by Producer hereunder is disputed or is involved in any legal action, MarkWest shall have the right to withhold payment (without interest), or cease receiving the Gas, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Producer furnishes, or causes to be furnished, indemnification to save MarkWest harmless from all claims arising out of the dispute or action, with surety reasonably acceptable to MarkWest. Producer hereby indemnifies MarkWest against and holds MarkWest harmless from any and all Losses arising out of or related to any breach of the foregoing representation and warranty.

14.2 Title to all Gas shall remain in Producer until such time as the Gas is sold. Except as may otherwise be agreed to in writing by the Parties, title to the Plant Products shall remain in Producer until such time as the Plant Products are delivered to the NGL Receipt Point. Title to the Fractionated Products allocated to Producer under the NGL Exchange Agreement shall transfer to Producer as set forth in the NGL Exchange Agreement.

ARTICLE 15: ROYALTY AND TAXES

15.1 Producer shall have the sole and exclusive obligation and liability for the payment of all persons due any proceeds derived from the Gas delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will MarkWest have any obligation to those persons due any of those proceeds of production attributable to the Gas under this Agreement.

15.2 Producer shall pay and be responsible for all Taxes levied against or with respect to Producer’s Gas delivered or services provided to Producer under this Agreement, except for any MarkWest local, state or federal income taxes. Except for MarkWest local, state or federal income taxes, MarkWest shall under no circumstances become liable for Taxes, unless designated to remit Taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on MarkWest, in which event the amount of Taxes remitted on Producer’s behalf shall be (a) reimbursed by Producer upon receipt of invoice, with corresponding documentation from MarkWest setting forth such payments, or (b) deducted from amounts otherwise due Producer under this Agreement.

15.3 Producer hereby agrees to defend and indemnify and hold MarkWest harmless from and against any and all Losses arising from the payments made by Producer in accordance with Sections 15.1 and 15.2, above, including, without limitation, Losses arising from claims for the nonpayment, mispayment, or wrongful calculation of those payments.

ARTICLE 16: ASSIGNMENTS

16.1 This Agreement shall extend to and be binding upon the Parties hereto, their successors, and assigns. Subject to the provisions below, this Agreement and the rights, duties or obligations of the Parties hereunder may be assigned or conveyed in whole; provided, however, that except as set forth in the following sentence, neither Party shall assign or transfer this Agreement and any rights, duties or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Either Party may make such an assignment or transfer to an Affiliate without seeking the prior written consent of the other Party. A reasonable basis for withholding consent may include (i) the financial condition of the assignee raising reasonable concern relating to its ability to perform under this Agreement, or (ii) concerns regarding the administration of this Agreement among multiple assignees of Producer unless the assignees appoint an agent to represent them in connection with this Agreement in a manner reasonably satisfactory to the other Party. All assignments and conveyances of either the wells and leaseholds that are covered by this Agreement or the Facilities shall be subject to this Agreement, including the foregoing provisions of this Article 16. No assignment shall relieve the assignor of any of its duties or liabilities hereunder which arose prior to such assignment, but the assignee shall assume all duties and obligations of the assignor arising from and after such assignment and the assignor shall be relieved of such duties and obligations arising from and after such assignment. No transfer of, or succession to, the interest of any Party hereto, either in whole or partially, shall affect or bind the other Party until the first day of the month following the month in which the other Party shall have received written notification thereof.

ARTICLE 17: MISCELLANEOUS

17.1 The failure of any Party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

17.2 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. Any litigation arising out of or in any way related to this Agreement shall be brought and maintained in the state and federal courts having jurisdiction in Pennsylvania.

17.3 This Section 17.3 shall apply to all disputes between the Parties arising under this Agreement except for disputes pertaining to claims for indemnification which arise in connection with or grow out of claims asserted against either Party by a third party. A dispute that is subject to this Section 17.3 is referred to herein as a “Dispute.” When a Dispute has arisen, either Party may give the other Party written notice of the Dispute (“Dispute Notice”). In the event a Dispute Notice is given, the Parties shall attempt to resolve the Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the matter. Within ten (10) days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response. Thereafter, the executives shall confer in person or by telephone promptly to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations and proceedings pursuant to this Section 17.3 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law. If the Parties have not resolved the Dispute within forty-five (45) days following submission of the Dispute Notice, either Party may file a claim with the American Arbitration Association (the “AAA”) and such Dispute will then be subject to binding arbitration pursuant to the Commercial Dispute Resolution Rules of the AAA. All in-person arbitration proceedings will be held in Pittsburgh, Pennsylvania. Subject to Section 17.8, the arbitrator(s) may award costs, including without limitation attorneys’ fees, arbitrator fees, and fees paid to the AAA, to the prevailing Party and shall maintain jurisdiction over the Parties in order to award further costs in connection with seeking any judgment to enforce the award or in collecting any amount due under the award.

17.4 The Parties agree that (a) MarkWest shall keep confidential all information provided by Producer to MarkWest pertaining to Producer’s exploration and development plans, production forecasts, acreage positions and other non-public information of Producer, and (b) the Parties shall keep the terms of this Agreement confidential and not disclose the same to any other persons, firms or entities without prior written consent (of Producer in the case of (a) or the other Party in the case of (b)); provided, the foregoing shall not apply to disclosures compelled by law or court order; or to disclosures to a Party’s Affiliates or such Party’s or its Affiliates’ employees, directors, officers, partners, prospective partners or financing sources, financial advisors, consultants, attorneys, banks, or institutional investors provided those persons, firms or entities likewise agree to keep this Agreement confidential.

17.5 Any change, modification or alteration of this Agreement shall be in writing, signed by the Parties; and, no course of dealing between the Parties shall be construed to alter the terms of this Agreement.

17.6 All exhibits and appendices to this Agreement are hereby incorporated into and made part of this Agreement for all purposes. This Agreement, including all exhibits and appendices, contain the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

17.7 The terms and provisions of this Agreement are for the sole benefit of MarkWest and Producer, and no third party is intended to benefit herefrom other than the Indemnified Parties.

17.8 NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

17.9 This Agreement shall be subject to all applicable federal, state, and local laws, rules, regulations, and orders affecting either Producer or MarkWest and that pertain to the Facilities or the operation thereof. In the event any one or more of the provisions of this Agreement shall be found to be violative of any applicable order, rule, or regulation of any regulatory body having jurisdiction, or of any valid law of the United States or any state or other governmental entity having jurisdiction, such provision or provisions shall be deemed to be modified to the extent necessary to comply with such order, rule, regulation, or law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

17.10 Unless otherwise provided herein, any notice, request or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered when hand delivered, or when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or when sent via email, or, if mailed by United States certified mail, postage prepaid, three (3) days after mailing, or, if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day. Such notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

If to Producer:

R.E. Gas Development, LLC

366 Walker Drive

State College, PA 16801

Attention: Director, Marketing

Phone: 814.278.7777

Facsimile: 814.278.7286

Email: dspringinatic@rexenergycorp.com

With a copy to:

R.E. GAS DEVELOPMENT, LLC

366 Walker Drive

State College, PA 16801

Attention: Office of the General Counsel

Phone: 814.278.7113

Facsimile: 814.278.7286

Email: jmcdonough@rexenergycorp.com

If to MarkWest:

MarkWest Liberty Bluestone, L.L.C.

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, CO 80202

Attn: Chief Operating Officer

Phone: (303) 925-9200

Facsimile: (303) 925-9305

Email: jmollenkopf@markwest.com

With a copy to:

MARKWEST LIBERTY BLUESTONE, L.L.C.

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, CO 80202

Attn: General Counsel

Phone: (303) 925-9200

Facsimile: (303) 925-9308

Email: cbromley@markwest.com

17.11 This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one instrument. This Agreement shall not become effective unless and until executed by all Parties.

17.12 Rex shall serve as administrator (“Administrator”) during the Term of this Agreement for all matters involving administration of this Agreement and Producer’s Gas hereunder, including, but not limited to, (i) nominations, scheduling, allocations and measurement of Producer’s Gas, elections to take Producer’s Gas in kind, and, after the Ethane Service Commencement Date, nominations for the recovery of ethane, (ii) giving and receiving notices, statements, invoices, correspondence and communications hereunder, and (iii) making payments to and receiving payments from MarkWest under this Agreement. Administrator hereby accepts and agrees to the terms of such administrative relationship. MarkWest is hereby directed to comply with the instructions of Administrator with respect to this Agreement and Producer’s Gas. Administrator acknowledges and agrees that MarkWest shall incur no costs with respect to the administrative services to be performed by Administrator pursuant hereto and MarkWest shall not incur any liability for complying with Administrator’s instructions with respect to the Agreement pursuant to this Section 17.12.

17.13 If requested, each Party will partially assign to the other Party at no cost, insofar as the granting Party has the right to do so, single line easements or rights-of-way over, across, and under the lands covered by the granting Party’s leases, right-of-way agreements, or property owned in fee, with full right of ingress and egress, for the purposes of exercising such requesting Party’s rights or obligations under this Agreement; provided that, (i) the exercise of the rights by the requesting Party under this Section 17.13 will not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee and (ii) the requesting Party shall make such payments, bear such costs and expenses and assume such obligations as are set forth in the assigned lease or right-of-way agreement. All facilities and other equipment acquired, placed, or installed by a Party pursuant to the provisions of this Section 17.13, shall remain the property of such Party and may be removed by that Party at any time. From time to time, each Party shall execute, acknowledge and deliver to the other Party such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including executing assignment instruments in a form to be filed of record to effectuate the Parties’ respective rights under this Section 17.3.

ARTICLE 18: PRODUCER GUARANTY

18.1 Payment Guaranty. Guarantor unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to MarkWest the punctual and complete payment in full when due of all amounts due from Rex under the Agreement (collectively, the “Rex Payment Obligations”). Guarantor agrees that MarkWest shall be entitled to enforce directly against Guarantor any of the Rex Payment Obligations.

18.2 Guaranty Absolute. Guarantor hereby guarantees that the Rex Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of the Guarantor under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of the Guarantor under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

a.any assignment or other transfer of the Agreement or any of the rights thereunder of MarkWest;

b. any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

a. any acceptance by MarkWest of partial payment or performance from Producer;

b. any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to MarkWest or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

c. any absence of any notice to, or knowledge of, the Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

d. any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

18.3 Waiver. Guarantor hereby waives promptness, diligence, presentments, protests and notice of acceptance and any other notice relating to any of the Rex Payment Obligations and any requirement for MarkWest to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Producer, any other entity or any collateral.

18.4 Continuing Guaranty. This Article 18 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all the Rex Payment Obligations for which the Guarantor is responsible, (ii) be binding upon the Guarantor and each of its successors and assigns and (iii) inure to the benefit of and be enforceable by MarkWest and its successors, transferees and assigns.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

R.E. Gas Development, LLC		MarkWest Liberty Bluestone, L.L.C.

By:	/s/ Thomas C. Stabley	By:	/s/ Frank M. Semple
Name:	Thomas C. Stabley	Name:	Frank M. Semple
Title:	Chief Executive Officer	Title:	Chairman, President & CEO

Guarantor:

REX ENERGY CORPORATION

By:	/s/ Thomas C. Stabley
Name:	Thomas C. Stabley
Title:	Chief Executive Officer

Signature Page to Amended and Restated Gas Gathering,

Compression and Processing Agreement

LIST OF EXHIBITS

Exhibit A - Dedication Area

Exhibit B - Gathering Boundary

Exhibit C - Dominion Transmission, Inc. Specifications

EXHIBIT A

DEDICATION AREA

[REDACTED]*

A-1

EXHIBIT B

GATHERING BOUNDARY

(see attached)

[REDACTED]*

B-1

EXHIBIT C

DOMINION TRANSMISSION, INC. SPECIFICATIONS

Quality Specifications of the downstream pipeline receiving Residue Gas from MarkWest:

A. Hydrogen Sulfide and Total Sulfur: The gas shall contain not more than one quarter (1/4) grain of hydrogen sulfide per one hundred cubic feet and not more than twenty grains total sulfur or sulfur compounds per one hundred cubic feet.

B. Carbon Dioxide and Nitrogen: The gas shall contain not more than three percent by volume of carbon dioxide, not more than four percent by volume of nitrogen, and shall contain not more than five percent by volume of combined non-hydrocarbon gases including, but not limited to, carbon dioxide, nitrogen and oxygen.

C. Oxygen: The gas shall not contain in excess of two-tenths of one percent by volume of oxygen, and the Parties agree to exercise every reasonable effort to keep the gas completely free of oxygen.

D. Dust, Gums, etc.: The gas shall be free of objectionable odors, dust, gum, dirt, impurities and other solid or liquid or hazardous matter which might interfere with its merchantability or cause injury to or interfere with proper operation of the Facilities, lines, regulators, meters or other appliances through which it flows.

E. Bacteria: The gas and any associated liquids shall not contain any active bacteria or bacterial agent capable of contributing to or causing operational problems. Bacteria or bacterial agents include, but are not limited to, sulfate reducing bacteria (SRB) and acid producing bacteria (APB). If evidence of bacteria is discovered, Producer shall, upon MarkWest’s request, test for bacteria or bacterial agents. Such tests shall be conducted on samples taken from the meter run or other appurtenant piping using American Petroleum Institute (API) test method API-RP38 or any other test method acceptance to MarkWest which is currently available or may become available at any time during the term.

C-1